EXHIBIT 99.4

Avocent Corporation Names Doyle C. Weeks President and Chief Operating Officer; Announces Senior Management Team Promotions

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Feb. 8, 2005--Avocent Corporation (NASDAQ:AVCT) today announced that Doyle C. Weeks was named President and Chief Operating Officer. He assumes these roles from John R.
Cooper who continues as Avocent's Chairman of the Board and Chief Executive Officer. The Company also announced additional promotions within the senior management team.
    "The promotion of Doyle Weeks to President of Avocent is in recognition of his continued leadership role at the Company," stated John R. Cooper, Chairman and CEO of Avocent. "The changes in our senior management structure are part of our Board's plan to extend the depth and breadth of our management team. Avocent has experienced significant growth in recent years and these promotions within our management team highlight the important contributions each member has made to our record results."
    Doyle Weeks (age 59) has served as Avocent's Executive Vice President of Group Operations and Business Development since July 2000 when the Company was formed. From August 1998 to July 2000, he held the same position at Cybex Computer Product Corporation, which merged with Apex Inc. in July 2000 to form Avocent. He served as Senior Vice President of Finance, Chief Financial Officer, and Treasurer of Cybex from 1995 to 1998. He has served as a director of Avocent since July 2000, and he previously served as a director of Cybex since 1998.
    "The promotion of Doyle Weeks to President of Avocent will allow me to focus more on the strategic direction of the Company," continued Mr. Cooper. "Doyle has significant experience in all aspects of our business. His experience ranges from daily operations, finance, international markets, and product technology to expanding our footprint in the server room through strategic acquisitions. He has been an important part of Avocent's success.
    "In addition to the promotion of Doyle to President of Avocent, our Board of Directors also promoted several officers to more senior management positions within the Company. These promotions recognize the contributions each officer has made to the Company and highlight their respective roles within our organization," concluded Mr. Cooper.
    The Board of Directors promoted the following senior officers at
Avocent:

    -- Douglas E. Pritchett to Executive Vice President of Finance, Chief Financial Officer, and Assistant Secretary.

    -- Samuel F. Saracino to Executive Vice President of Legal and Corporate Affairs, General Counsel, and Secretary.

    --  William A. Dambrackas to Executive Vice President of Advanced
        Technology.

    --  Gary R. Johnson to Executive Vice President of Global Branded
        Markets.

    --  C. David Perry to Executive Vice President of Global OEM
        Markets.

    -- Kieran MacSweeney to Senior Vice President of Global Corporate Quality and Managing Director of Avocent International.

    --  Gene Mulligan to Senior Vice President of Operations, Redmond.

    --  Steve Daly to Senior Vice President of Corporate Strategy.

    --  Dudley DeVore to Senior Vice President of Branded Markets,
        Americas.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    CONTACT: Avocent Corporation, Huntsville
             Dusty Pritchett, 256-217-1300